UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2012

Serena Software, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-25285	94-2669809
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 Seaport Boulevard, Redwood City, California		94063-5587
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 481-3400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 12, 2012, Serena Software, Inc. (“Serena”), certain of the lenders party to the Credit Agreement (as defined below), and Barclays Bank PLC (“Barclays”), entered into an Extension Agreement and Amendment No. 1 dated as of April 12, 2012 (the “Extension Agreement”) to the amended and restated credit agreement, dated as of March 2, 2011 (the “Credit Agreement”), among Serena, the lenders from time to time party thereto, and Barclays, as administrative agent and collateral agent, and Barclays Capital, as lead arranger, bookrunner and syndication agent thereto. On April 12, 2012, Serena borrowed $15.9 million of incremental term loans under the Credit Agreement (“incremental term loans”) and in connection with that borrowing entered into a Joinder Agreement dated as of April 12, 2012 (the “Joinder Agreement”) with Barclays and the new loan lenders providing the incremental term loans.

As a result of the Extension Agreement, $101.5 million of existing term loans due March 10, 2013 were extended through the establishment of a new series of extended term loans (“newly extended term loans”). Serena used the proceeds of the incremental term loans to repay in full the remaining existing term loans due March 10, 2013 that were not extended in connection with the Extension Agreement. The incremental term loans and the newly extended term loans have identical terms and will be deemed for all purposes under the Credit Agreement to be the same class of loans (collectively, the “2016 tranche B term loans”). The 2016 tranche B term loans have an applicable margin for LIBOR based loans of 4.0% (or, if Serena exceeds a specified leverage ratio, 4.25%), have a LIBOR floor of 1.0% and will mature on March 10, 2016. The 2016 tranche B term loans are subject to a prepayment premium of 1.0% if repaid or refinanced on or prior to April 12, 2013. The other terms and conditions of the 2016 tranche B term loans are the same as those for the existing term loans due March 10, 2016 (the “original extended term loans”).

The Extension Agreement amended the Credit Agreement to provide Serena the ability to refinance outstanding loans with incremental loans borrowed under the Credit Agreement without reducing its overall incremental borrowing capacity of $150 million. The Extension Agreement also amended the Credit Agreement to provide “most favorable nations” pricing protection to the lenders of the original extended term loans and to the lenders of the 2016 tranche B term loans if Serena enters into other new term loans under the Credit Agreement having an effective yield greater than .25% per annum over the effective yield of the 2016 tranche B term loans or the original extended term loans.

After giving effect to the Extension Agreement, the Joinder Agreement and the repayment of the non-extended portions of the existing term loans due March 10, 2013, all outstanding term loans under the Credit Agreement have a final maturity date of March 10, 2016, and the aggregate principal amount outstanding under the Credit Agreement was not increased.

In connection with its entry into the Extension Agreement and the Joinder Agreement, Serena has paid each lender holding 2016 tranche B term loans a fee equal to 1.5% of the principal amount of 2016 tranche B term loans held by such lender.

A copy of the Extension Agreement will be filed as an exhibit to Serena’s annual report on Form 10-K for the fiscal year ended January 31, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SERENA SOFTWARE, INC.

By:	/s/ Edward F. Malysz
Name: Edward F. Malysz
Title: Senior Vice President, General Counsel

Date: April 18, 2012